FOR IMMEDIATE RELEASE
March 26, 2014

Analysts: Todd Beekman (todd.beekman@huntington.com), 614.480.3878

Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES RECEIVES NO OBJECTION FROM THE FEDERAL RESERVE FOR PROPOSED CAPITAL ACTIONS,
INCLUDING AN INCREASE OF THE QUARTERLY DIVIDEND TO $0.06 PER COMMON SHARE AND THE REPURCHASE OF UP
TO $250 MILLION OF COMMON STOCK

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) was notified by the Federal Reserve that it had no objection to Huntington’s proposed capital actions included in Huntington’s capital plan submitted to the Federal Reserve in January of this year. These actions included a 20% increase in the dividend per common share to $0.06, starting in the fourth quarter of 2014, and the potential repurchase of up to $250 million of common stock through the first quarter of 2015. Huntington’s proposed capital actions represent an 11% increase in the capital return relative to the dividends paid during the four quarters covered by last year’s plan and the recently completed $227 million share repurchase program. Huntington’s Board of Directors is expected to consider the next quarterly dividend and share repurchase program at its April 15, 2014 meeting.

“We are pleased with the opportunity to reward our shareholders with another increase in capital return under this year’s capital plan, particularly in light of our inclusion in the more rigorous CCAR process for the first time,” said Stephen D. Steinour, chairman, president and CEO. “The Federal Reserve’s non-objection to both our Capital Plan and intended capital actions are indicative not only of our strong capital levels and financial performance, but also of our risk management and capital assessment processes. This action allows us to increase both our common dividend and our share repurchase authorization within our disciplined approach to capital management. Our capital priorities remain the same, with reinvesting excess capital to organically grow the business our top priority. Importantly, dividends and share repurchases provide additional means of creating long-term shareholder value.”

About Huntington

Huntington Bancshares Incorporated is a $59 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, and its affiliates provide full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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